FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207340-05

----- Original Message -----

From: [REDACTED] (UBS SECURITIES LLC) [[REDACTED]]

Sent: Wednesday, October 25, 2017 10:20 AM Eastern Standard Time

Subject: UBSCM 2017-C5 **NEW ISSUE ANNOUNCEMENT** PUBLIC

NEW ISSUE FIXED RATE CMBS: $654.195mm UBS Commercial Mortgage Trust 2017-C5

CO-LEAD MANAGERS & JOINT BOOKRUNNERS: UBS Securities LLC, SG Americas Securities, LLC, and Cantor Fitzgerald & Co.

CO-MANAGERS: Natixis Securities Americas LLC and Academy Securities, Inc.

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/KBRA/Moody's	SIZE($MM)	WAL(YRS)	CE%	LTV%	NOI DY%
A-1	AAAsf / AAA(sf) / []	$20.482	2.59	30.000%	38.2%	17.5%
A-2	AAAsf / AAA(sf) / []	$100.407	4.81	30.000%	38.2%	17.5%
A-SB	AAAsf / AAA(sf) / []	$33.878		<<NOT AVAILABLE>>
A-3	AAAsf / AAA(sf) / []	$40.000		<<NOT AVAILABLE>>
A-4	AAAsf / AAA(sf) / []	$153.039		<<NOT AVAILABLE>>
A-5	AAAsf / AAA(sf) / []	$172.576	9.88	30.000%	38.2%	17.5%
A-S	AAAsf / AAA(sf) / []	$81.774	9.91	19.000%	44.2%	15.1%
B	AA-sf / AA(sf) / NR	$29.737	9.96	15.000%	46.4%	14.4%
C	A-sf / A(sf) / NR	$22.302	10.00	12.000%	48.0%	13.9%

POOL BALANCE:	$743,403,651
NUMBER OF LOANS/PROPERTIES:	49/131
WA MORTGAGE RATE:	4.346%
WA UW NCF DSCR:	2.37x
WA CUT-OFF LTV:	54.6%
WA UW NOI DEBT YLD:	12.2%
WA ORIG TERM TO MATURITY
OR ARD:	110
WA REM AMORTIZING TERM:	354
LOAN SELLERS:	UBS(37.6%), CCRE(18.4%), LCF(14.9%), NXS(11.0%), SG(10.6%), RMF(7.5%)
TOP 5 STATES:	NY(19.0%), CA(15.7%), TX(6.6%), NJ(6.0%), WA(5.6%)
TOP 5 PROPERTY TYPES:	OF(34.3%), RT(24.1%), HT(19.5%), IN(8.7%), MF(8.4%)
AMORTIZATION TYPE:	Interest Only through Maturity Date or ARD (44.8%),
Amortization through Maturity Date or ARD (28.7%),
Interest Only followed by Amortization through
Maturity Date or ARD (26.5%)
MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association
SPECIAL SERVICERS:	Midland Loan Services, a Division of PNC Bank, National Association
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
RISK RETENTION:	UBS AG is expected to act as the “retaining sponsor” for this securitization and intends to satisfy the U.S. credit risk retention requirement through the purchase by KKR Real Estate Credit
Opportunity Partners Aggregator I L.P., as a third party purchaser (as defined in Regulation RR), from the initial purchasers, on the Closing Date, of an “eligible horizontal residual interest”. The aggregate estimated fair value of the “eligible horizontal residual interest” will equal at least
5% of this estimated fair value of all of the Certificates (other than the Class R certificates)
issued by the issuing entity.

EXPECTED PRICING:	Week of October 30th
EXPECTED SETTLEMENT:	On or about November 16, 2017
PRESALES:	Available on rating agency websites Wednesday-Friday
THIRD PARTY PASSWORDS:	By end of day 10/25/17

ATTACHED:	Term Sheet; Annex A-1

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-207340) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-877-713-1030 (8 a.m. – 5 p.m. EST).

The offered certificates may not be suitable for all investors. Investors are urged to read the preliminary prospectus related to the offered certificates prior to making an investment decision and, following availability thereof, the prospectus, relating to the offered certificates because they contain important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-713-1030.

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, after you indicate an interest in purchasing any class of offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

You understand that, when you are considering the purchase of the certificates the time of sale will come into being no sooner than the date on which the relevant class of certificates has been priced, you have otherwise taken all actions you must take to become committed to purchase the certificates, and you have therefore entered into a contract of sale. Any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters will not create binding contractual obligations for you, on the one hand, or the underwriters, the issuer or any of their respective affiliates, on the other hand.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein, however, there is no guaranty that any such assumptions will coincide with actual market conditions or events.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the offered certificates mentioned herein or derivatives thereof (including options). UBS Securities LLC and the other underwriters or any of their respective affiliates may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change prior to the time of sale. Information in these materials regarding any offered certificates discussed herein supersedes all prior information regarding such offered certificates. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any offered certificate in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

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